UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

July 25, 2014 (July 25, 2014)

Date of Report (Date of earliest event reported)

Caesars Entertainment Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of principal executive offices) (Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Caesars Entertainment Corporation (“CEC”) previously announced on its Current Report on Form 8-K, dated June 17, 2014, that Caesars Operating Escrow LLC (the “Escrow Borrower”), an unrestricted subsidiary under Caesars Entertainment Operating Company, Inc. (“CEOC”)’s debt agreements, closed on $1,750 million of new term loans (the “B-7 Term Loan”). CEC further announced that the Escrow Borrower deposited the net proceeds of the B-7 Term Loan into a segregated escrow account and that those funds would remain in such account until the date that certain escrow conditions were satisfied. The escrow conditions included, among others, the receipt of all required regulatory approvals and, with respect to the release of $300 million of the B-7 Term Loan, the effectiveness of the Bank Amendment (as defined below).

On July 25, 2014, the escrow conditions were satisfied and the B-7 Term Loan was assumed by CEOC and became incremental term loans governed by and incorporated into CEOC’s Amended Credit Facilities (as defined below). CEOC intends to use the net cash proceeds from the B-7 Term Loan to refinance its existing indebtedness that matures in 2015, including to pay for notes accepted or purchased in its previously announced cash tender offers or note purchase agreements, respectively, and existing term loans and for other general corporate purposes. As previously announced, the expiration time for the cash tender offers is 5:00 p.m., New York City time, on July 25, 2014.

On July 25, 2014, CEOC also announced the effectiveness of the Bank Amendment. The Bank Amendment amends CEOC’s Second Amended and Restated Credit Agreement, dated as of March 1, 2012 (the “Credit Facilities”), among CEOC, as borrower, CEC, the lenders from time to time party thereto and other parties thereto (such amended facilities, the “Amended Credit Facilities”) to: (i) modify the financial maintenance covenant to increase the leverage ratio level and exclude incremental term loans incurred after March 31, 2014 (including the B-7 Term Loan) from the definition of “Senior Secured Leverage Ratio” for purposes of such covenant; (ii) permit CEOC to report at CEC or another parent entity’s level on a consolidated basis and remove requirements regarding qualifications with respect to any audits of the financial statements; (iii) modify CEC’s guarantee with respect to the Credit Facilities such that CEC’s guarantee will be limited to a guarantee of collection with respect to obligations owed to the lenders who consented to the Bank Amendment; and (iv) modify certain other provisions of the Credit Facilities ((i) through (iv) above, the “Bank Amendment”). Under the Amended Credit Facilities, the B-7 Term Loan has a maturity of March 1, 2017; provided that if the aggregate principal amount of Term B-5-B Loan and Term B-6-B Loan outstanding on the date that is 90 days prior to March 1, 2017 exceeds $500.0 million, the Term B Facility Maturity Date for B-7 Term Loan shall be such date that is 90 days prior to March 1, 2017.

In connection with the effectiveness of the Bank Amendment, Credit Suisse AG, Cayman Islands Branch has been appointed to replace Bank of America, N.A. as the administrative agent and collateral agent under the Amended Credit Facilities and related loan documents.

Item 2.03	Creation of a Direct Financial Obligation.

The information set forth under Item 1.01 is incorporated by reference herein into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits. The following exhibits are being filed herewith:

Exhibit No.	Description

10.1	Amendment Agreement, dated as of July 25, 2014, among Caesars Entertainment Corporation, Caesars Entertainment Operating Company, Inc., the Lenders party thereto, Bank of America, N.A., as Former Administrative Agent, and Credit Suisse AG, Cayman Islands Branch, as New Administrative Agent

10.2	Guaranty and Pledge Agreement, dated as of July 25, 2014, made by Caesars Entertainment Corporation in favor of Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAESARS ENTERTAINMENT CORPORATION

Date: July 25, 2014	By:	/s/ SCOTT E. WIEGAND
	Name:	Scott E. Wiegand
	Title:	Senior Vice President, Deputy General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment Agreement, dated as of July 25, 2014, among Caesars Entertainment Corporation, Caesars Entertainment Operating Company, Inc., the Lenders party thereto, Bank of America, N.A., as Former Administrative Agent, and Credit Suisse AG, Cayman Islands Branch, as New Administrative Agent

10.2	Guaranty and Pledge Agreement, dated as of July 25, 2014, made by Caesars Entertainment Corporation in favor of Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent